Twenty-First Amendment to Automatic YRT Reinsurance Agreement

("Twenty-First Amendment")

Reference is made to the Automatic YRT Reinsurance Agreement, dated effective [*], and identified as Treaty Number [*] (herein the "Agreement"), by and between RiverSource Life Insurance Company ("Ceding Company") and [*] ("Reinsurer"), as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Revised Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Eleventh Amendment, the Twelfth Amendment, the Thirteenth Amendment, the Fourteenth Amendment, the Fifteenth Amendment, the Sixteenth Amendment, the Seventeenth Amendment, the Eighteenth Amendment, the Nineteenth Amendment, and the Twentieth Amendment to the Agreement, the General Amendment increasing Ceding Company retention as of [*], and the General Amendment effective [*] ("Prior Amendments"). The undersigned parties hereby agree that the Agreement, as amended by the Prior Amendments, shall be and is hereby amended and incorporated as follows:

1.Exhibit B and Exhibit D of the Agreement, as amended by the Prior Amendments, are deleted and replaced by the attached revised Exhibit B and Exhibit D each marked [*], in order to add coverage for a new Variable Universal Life product ("VUL6") and certain riders to this product, collectively the "VUL6 Plans". Reinsurance premiums for policies on VUL6 Plans will be based on Schedule D-3. For the avoidance of doubt, the parties agree and acknowledge that: (i) There are no changes to Schedules D-1, D-2, and D-3; (ii) Coverage for all previously reinsured plans under the Agreement for existing and new business remains in force in accordance with the terms of the Agreement as amended by the Prior Amendments; and (iii) Reinsurance premiums, reinsurance allowances and Reinsurer's Percentage Share shall likewise remain unchanged for all other previously reinsured plans.

2.With respect to Article 12 related to recapture, the recapture periods for existing and new business on all reinsured plans remain unchanged at [*] years. For the sake of clarity, the increased retention limits used as a basis to reduce the amount of reinsurance in force for any reinsured plan may be the result of an increase in the Ceding Company's Per Life Retention, an increase to the [*] quota share retention rate ([*] quota share retention rate for [*], for Variable Universal Life Plan policies with issue date [*] and later, [*], and for all associated riders) outlined in Exhibit A, or both.

3.The Agreement shall apply to all eligible policies issued on the VUL6 Plans with effective dates on or after [*], including any policies applied for on or after such date that are backdated up to six months. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Amendment. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

4.With respect to Article 8.3 relating to Transition, introduction of the VUL6 Plans into any jurisdiction shall be treated as separate from introduction of previously reinsured plans, such that in each instance there shall be a transition period as set forth in Article 8.3. For purposes of the introduction of the VUL6 Plans, the free look period administered by the Ceding Company will be ninety (90) days.

Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement as amended by the Prior Amendments. Except as expressly amended above, all other terms of the Agreement, as amended by the Prior Amendments, together with all exhibits and attachments thereto, remain in full force and effect. This Twenty-First Amendment is effective [*] upon execution by both of the undersigned parties. This Twenty-First Amendment is made in duplicate and executed below by authorized officers of both parties.

RiverSource Life Insurance Company	[*]

[*]

Exhibit B [*]

PLANS COVERED AND BINDING LIMITS

The business reinsured under this Agreement is defined as follows:

B.1 Plans and Riders

Policies issued on plans with effective dates on or after the Commencement Date shown below qualify for reinsurance under the terms of this Agreement. It is understood that policies may be backdated by up to six (6) months from the date shown below. The Ceding Company will have the right to backdate policies up to six (6) months for the purpose of saving age. Such backdated policies will be covered by this Agreement even if the backdated issue age precedes the effective date of this Agreement. Notwithstanding the preceding, backdating to save age is not available to increase the Automatic Binding or Jumbo Limits stated in Exhibit B.

A.Variable Universal Life Plans: The following variable universal life plans including any of the following riders when attached to one of the following plans (to be referred to in this

Exhibit B and Exhibit D as "VUL Plans"):

Commencement
Plan Identification	Date
[*]	[*]
VUL6 (Form 132376) (2017 CSO	[*]
Basis, Age Nearest Birthday
(ANB) Basis)
Riders:
Automatic Increasing Benefit	[*]
Rider (AIBR) (Form 30965)
[*]	[*]
[*]	[*]
Automatic Increasing Benefit
Rider (AIBR) (Form 132387)	[*]
Overloan Protection Benefit
B-3

(Form 132293)	[*]
Accounting Value Increase Rider
(Form 132299)	[*]*
Death Benefit Option 3
Endorsement (Form 112469)	[*]*
Indexed Account Endorsement
for VUL-5 (Form 112476)	[*]**
Endorsement about Distribution
of Policy Value (Form 112677)	[*]*

*The rider and endorsements are not available with VUL-IV plans.

**Effective [*], the Indexed Account Endorsement is added to all inforce VUL-5 policies and all new VUL-5 and VUL6 policies issued on or after [*].

[*]

It is understood and agreed the Agreement also covers other VUL Plan, UL Plan, F2D Plan, iUL Plan, and SMIUL Plan policy form and endorsement numbers for the above plans that may vary for specific states.

Article 12 relating to Recapture shall apply separately to VUL Plans, UL Plans, F2D Plans, iUL Plans and SMIUL Plans. This means the Ceding Company shall have the option under Article 12 to exercise its recapture rights for any combination of VUL Plans, UL Plans, F2D Plans, iUL Plans and/or SMIUL Plans (for example, the Ceding Company shall have the right to recapture VUL Plans without recapturing UL Plans, F2D Plans, iUL or SMIUL Plans), provided the Ceding Company otherwise exercises such rights in accordance with the terms of the Agreement.

B.2 Basis

Cessions may be automatic, capacity facultative, or non-capacity facultative. Only mortality risk will be reinsured under this Agreement.

Automatic cessions shall be on a first dollar quota share basis with the Ceding Company retaining its Retained Share as described in Exhibit A. For automatic cessions, Net Amount at Risk in excess of the Retained Share will be ceded to a pool of reinsurers, subject to the Automatic Binding Limits and Jumbo Limits set forth herein.

For VUL6 Plans, Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. For VUL-5 Plans with issue date of [*] or later, Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. For VUL Plans with issue date prior to [*], but on or after [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. For VUL Plans with issue date prior to [*], but on or after [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*]. For VUL Plans with issue date prior to [*], Reinsurer's Percentage Share for purposes of calculating the Reinsured Net Amount at Risk is [*].

[*]

Facultative cessions will be negotiated on a case-by-case basis. Ceding Company at its discretion may submit any policy for facultative consideration rather than automatic cession or in cases where automatic capacity has been exhausted. For facultative cessions, the Ceding Company's Retained Share and the Reinsured Net Amount at Risk shall be determined in the manner described in Exhibit A.

B.3 Automatic Binding Limits

[*]

B.4 Jumbo Limits

[*]

B.5 Conditional Receipt or Temporary Insurance Agreement

The Reinsurer's liability will not exceed its proportionate share of

a)Five hundred thousand dollars ($500,000), or

b)One million dollars ($1,000,000) if the amount is ordered by court of competent jurisdiction or the result of a settlement with the beneficiary.

B.6 Cession Limits

Minimum Initial Cession: None.

B.7 International Risks

Ceding Company may automatically cede risk on any international client in accordance with the eligibility criteria and application requirements set forth in the Ceding Company's "Guidelines for Underwriting International Clients". The parties acknowledge that the guidelines in use as of the effective date have been supplied to and approved by the Reinsurer.

The Ceding Company will promptly notify the Reinsurer of any proposed material changes in its "Guidelines for Underwriting International Clients". This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

B.8 [*]

Exhibit D

[*]

REINSURANCE PREMIUMS

D.1 Premiums and Allowances

Plans covered under this Agreement will be reinsured on a YRT basis.

[*]

D.2 Age Basis

ALB or ANB, depending on the policy, as described in Section B.1.

D.3 Policy Fees

The Reinsurer will not participate in any policy fees.

D.4 Substandard Premiums

[*]

D.5 Riders and Benefits

AIBR (Automatic Increase Benefit Rider) - Elected increases will be proportionately reinsured using the premiums for the base coverage, at point-in-scale. Note the AIBR is not available on Foundations Protector plans.

[*]

Accelerated Death Benefit - If Ceding Company pays an accelerated death benefit under the terms of the policy contract, the reinsurance coverage will continue unaffected until the death of the insured.

[*]

AdvanceSource Rider (Accelerated Benefit Rider for Chronic Illness/LTC Rider) – Any such rider is not reinsured under this Agreement, but payments made under such a rider are taken into account when determining Reinsured Net Amount at Risk as defined in Article 5 - Reinsured Risk Amounts as revised by the Sixth Amendment effective [*] and as further revised by this Sixteenth Amendment effective [*].

Overloan Protection Benefit - If certain conditions are met and this rider is exercised, the policy becomes paid up insurance. Reinsurance premiums would continue to be paid for any remaining Reinsured Net Amount at Risk until policy termination.

AVIR (Accounting Value Increase Rider) – If the policy is fully surrendered while the rider is in force, a portion of the surrender charge that would apply to the initial Specified Amount is waived.

D-7

The waiver does not apply to any surrender charge due to increases in the Specified Amount, or to partial surrenders, or resulting from the surrendered policy being exchanged for a new policy or contract. No additional reinsurance premiums are payable to Reinsurer for coverage of this rider. There is no reinsurance impact from the AVIR other than reductions in policy value due to additional cost of insurance charges.

The following benefits are not reinsured under this Agreement:

Waiver of Monthly Deduction Rider (WMD)

Waiver of Premium (WP)

Children's Insurance Rider (CIR)

Accidental Death Benefit Rider (ADB)

Charitable Giving Benefit (CGB)

D.6 Method for Calculating Frasierized Joint Last Survivor Premiums

[*]

D-8